Exhibit 99.2

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com

Reconciliation of GAAP and Combined Business Basis measures used in Earnings Release

On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with U.S. GAAP which includes the results of Baker Hughes and GE Oil & Gas from the merger closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a combined business basis will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the acquisition date had occurred on the first day of all periods presented. The acquisition of Baker Hughes impacts only the Oilfield Services and Digital Solutions segments.  Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. The following tables reconcile BHGE GAAP financial information with combined business basis financial information (non-GAAP) used in the Earnings Release of BHGE for the quarter ended March 31, 2018.

Three months ended March 31, 2017
(in millions)	GE O&G	Add: Baker Hughes (2)	Combined Business Basis
Consolidated results (1)
Orders	$2,558	$2,260	$4,817
Revenue	3,064	2,260	5,324
Operating income/(loss) (GAAP)	86	(47)	39
Operating income/(loss) (adjusted)	207	76	283
Corporate operating loss	(120)	(38)	(158)
Inventory impairment	15	—	15
Restructuring, impairment & other	42	90	132
Merger and related costs	66	31	97
Oilfield Services (1)
Orders	$219	$2,177	$2,397
Revenue	212	2,177	2,390
Operating income/(loss)	(57)	133	76

Digital Solutions (1)
Orders	$549	$82	$631
Revenue	491	82	573
Operating income/(loss)	84	(21)	63

Exhibit 99.2

(1)
Adjustments have been made for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2018 and Accounting Standard Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost.

(2)	Certain reclassifications and adjustments were performed to conform Baker Hughes results to the current BHGE presentation. These consist of the following:

•	Adjusted orders and revenue to exclude royalty income by $2 million.

•	Operating income, both GAAP and adjusted, to exclude other income and royalties originally of $15 million and $2 million, respectively.

2